Exhibit 99.1

Perfect Moment Reports Fiscal Q2 2025 Results

LONDON, November 14, 2024—(BUSINESS WIRE)—Perfect Moment Ltd. (NYSE American: PMNT), the high-performance, luxury skiwear and lifestyle brand that fuses technical excellence with fashion-led designs, has reported results for the fiscal second quarter ended September 30, 2024.

All financial comparisons are to the same year ago quarter unless otherwise noted.

Financial Highlights

●	eCommerce gross revenue increased 27% to $1.7 million, with eCommerce net revenue up 8%.

●	Wholesale net revenue decreased 4% to $2.7 million, driven by timing differences in shipping.

●	Collaborations revenue declined by $2 million due to the conclusion of a two-year collaboration with Hugo Boss that ended in fiscal year 2024.

●	Total net revenue increased 75% from the previous quarter to $3.8 million and declined 35% from the same year-ago quarter. The decline from the prior year is largely due to the decrease in collaborations revenue which was partially offset by an increase in eCommerce net revenue.

●	Excluding the Hugo Boss collaboration revenue, total net revenue was virtually flat at $3.8 million in the fiscal second quarter of 2025.

●	Gross margin was 54.0% as compared to 55.7% in the same year-ago quarter. The anticipated improvement in gross margins associated with the opening of the company’s U.S. distribution center will be realized in fiscal Q3 and Q4 2025 upon the shipping of the Autumn/Winter 2024 (AW24) collection to its ecommerce customers.

Operational Highlights

●	Secured first seasonal retail location in the SoHo neighborhood of New York City in August and held grand opening in October. As the world’s first Perfect Moment retail store, it provides a platform for new and existing customers to experience Perfect Moment in person, explore the new AW24 collection and provides a space to host the NYC community.

●	Setup U.S. fulfillment center with Quiet Platforms, a leading provider of fulfillment centers and last-mile delivery solutions. In October, opened the facility and began shipping AW24 to the new SoHo store and for all U.S. eCommerce orders.

●	Appointed top fashion executive, Rosela Mitropoulos, as head of business development to lead global multi-channel expansion. She brings to Perfect Moment more than 15 years of experience and achievement in the fashion industry, including leading the expansion of global wholesale, franchising, and development of major marketplace partnerships.

Marketing & Brand Highlights

●	Perfect Moment’s following across social media platforms, including Instagram, Facebook and TikTok, reached 388,000 followers, up 19.2% from the same year-ago quarter and making Perfect Moment increasingly one of the world’s most followed luxury brands.

●	The social audience reached by content posted by global key opinion leaders (KOLs) about Perfect Moment totaled more than 203 million in fiscal Q2. This represents the total combined followers of the celebrities, influencers, models, media publications, and fashion industry notables who organically posted about the brand during the quarter globally. Notable highlights include Instagram posts by Priyanka Chopra Jonas (92.1 million followers) and Nick Jonas (35.4 million followers) wearing and tagging @perfectmomentsports. Nina Dobrev also posted wearing Perfect Moment to her stories for her 26.2 million followers, as well as an Instagram story by Jasmine Tookes tagging @perfectmomentsports for her 7.5 million followers.

●	Global media coverage during the quarter included an exclusive published by Women’s Wear Daily on the new Soho store opening, as well as coverage across ELLE, Vogue Scandinavia, Vogue India, The Standard, Hello! Magazine, Fashion Network, and Fashion United.

●	Total number of global unique visitors per month (UVPM) reached more than 1.2 billion during Q2. This is the combined sum of UVPM reached by all global digital media coverage achieved during the quarter.

Subsequent Events

●	Launched new AW24 collection of high-performance, luxury skiwear and accessories. The collection features iconic new styles that further expands the company’s portfolio of global luxury lifestyle products. It also introduced a new AI-generated ‘perfect’ ski resort scene that is digitally printed across outerwear, base layers and accessories.

●	Partnered with Johnnie Walker, the top brand of global spirits leader, Diageo, for global debut of the new limited-edition Johnnie Walker Blue Label Ice Chalet Scotch Whisky. Simultaneously launched an Ice Chalet capsule skiwear collection for both women and men featuring coordinating designs. The global campaign headlines award-winning global film and fashion icon, Priyanka Chopra Jones, with her millions of ardent fans worldwide. The campaign continues with an integrated media campaign shared across the social media channels of Perfect Moment, Johnnie Walker, and Priyanka Chopra Jonas. The engagement it inspired has set the stage for the next series of events and activations rolling out through early 2025.

Management Commentary

“In fiscal Q2, we grew our eCommerce business as we further expanded brand awareness and improved our supply chain operations,” stated Perfect Moment CEO, Mark Buckley. “In a challenging market we delivered strong growth in eCommerce while implementing more effective strategies that lowered our marketing expenses by 21% versus the same year-ago quarter.

“Our eCommerce growth during the quarter was offset by a decrease in revenue from a collaboration with Hugo Boss that concluded in fiscal year 2024. However, this allowed us to focus on long-term sustainable growth, and our wholesale revenue, which excludes Hugo Boss, was relatively consistent in the quarter.

“We continue to strategically expand our wholesale network and deepen the associated relationships to enable greater future wholesale growth. We welcomed Rosela Mitropoulos to Perfect Moment in the new position of head of business development. She will accelerate our sustainable growth plans, building upon our now stronger foundation.

“To drive brand awareness, in October we went live with our Johnnie Walker Blue Label Ice Chalet campaign in collaboration with Diageo. This well-received ongoing campaign embodies our collective vision of a premium, world-class après-ski experience that blends luxury with excellence in performance on every level.

“We’ve now begun the next phase of the campaign, inspired by how our Ice Chalet-themed celebrations have greatly broadened the awareness of our brands worldwide. Our partnerships with Priyanka Chopra Jonas and Johnnie Walker enable us to deliver high-energy, impactful experiences that resonate with our customers worldwide.

“We’ve invested across all parts of our website, including better photography of our products, which is starting to see improved results. For example, as of last week, we reached the #1 spot for organic search on the keyword ‘ski knits.’ Our organic traffic sessions have also increased, up more than 134% in the fiscal second quarter of 2025 versus the same year-ago quarter.

“We are now at the beginning of our main season, with snowfall making ground and our marketing attention turning to brand activations and content creation trips across resorts globally.

“After achieving strong market expansion through our high-end retailer and eCommerce channels, we opened our first seasonal store in the SoHo neighborhood of New York City. We also opened in October our first seasonal location in Bicester Village in the U.K. These physical stores will help drive brand awareness and customer acquisition, as well as provide an event space for hosting events that build our Perfect Moment community. We continue to explore other seasonal locations, with the goal of opening year-round stores.

“Improving our gross margins remains an important focus. We anticipate our gross margins in our current fiscal year 2025 to improve substantially year-over-year with the significant progress we’ve made across all our margin expansion projects. One most recent project includes opening our first U.S. distribution center last month. Following the facility opening, we realized an immediate improvement in operating efficiency. We also expect it to reduce duty costs for ecommerce orders in the second half of this fiscal year, with this helping to drive improved gross margins compared to last year.

“We also see our new U.S. distribution center improving our customer experience while reducing our outbound and return shipping cost for the U.S. market—a market which represented more than 40% of our revenue in our last fiscal year. In fiscal 2025, all of our U.S. ecommerce revenue will flow through this new distribution center, with our U.S. wholesale revenue running through it in fiscal year 2026.

“We are reviewing our European distribution strategy to improve margins in the fiscal year 2026, which represented more than 30% of our revenue in our last fiscal year.

“While we will remain focused on accelerating our online sales growth and expanding our direct-to-consumer channel, we will also continue to expand our wholesale business. We expect these initiatives, along with improvements to our customers’ eCommerce experience, to drive greater brand recognition and loyalty as we extend our reach beyond our core skiwear and into the global luxury outerwear market.

“Our successful implementation of these strategies will position us well for growth and increased market share in the second half of the fiscal year, while delivering greater value to our shareholders.”

Fiscal Q2 2025 Financial Summary

Since fiscal year 2020, the company’s fiscal second quarter revenue averaged approximately 12% of the fiscal year’s total revenue, with the fiscal first half averaging only 15% of total annual revenue.

Total net revenue in the fiscal second quarter of 2025 decreased 35% to $3.8 million from $5.9 million in the same year-ago quarter. The decrease was primarily driven by a $2.0 million decline in collaborations revenue which was due to a two-year collaboration with Hugo Boss that concluded in fiscal year 2024.

Excluding the Hugo Boss collaboration in the fiscal second quarter of 2025, total net revenue was virtually flat at $3.8 million in the fiscal second quarter of 2025 versus $3.9 million in the same year-ago quarter.

eCommerce net revenue was up 8% to $1.2 million compared to $1.1 million in the year-ago quarter. The increase in eCommerce net revenue was attributed to enhanced brand awareness.

Wholesale revenue totaled $2.7 million, down 4% compared to $2.8 million in the year-ago quarter. The decrease in wholesale revenue was attributed to the timing of wholesale shipments.

Gross profit decreased 37% to $2.1 million from $3.3 million in the year-ago quarter, and gross margin was 54% compared to 55.7% in the year-ago period. The decrease was driven by lower sales that is primarily attributed to the collaboration with Hugo Boss that concluded in fiscal year 2024.

The decrease in gross margin is attributed to the continuation of an end-of-season sale for autumn/winter 2023 that included an unusually high percentage of product sold at a discount, with this making way for a significant new collection replacing many of product lines in AW24. The decrease in gross margin was also due to a greater percentage of lower margin eCommerce sales versus higher margin wholesale sales.

Total operating expenses increased 29% to $4.6 million from $3.6 million in the year-ago quarter. The increase was primarily due to increased SG&A expenses, which was partially offset by decreased marketing and advertising expenses.

Net loss was $2.7 million or $(0.17) per basic and diluted share, compared to a net loss of $0.8 million or $(0.29) per basic and diluted share in the year-ago period.

Adjusted EBITDA was negative $2.0 million, compared to negative $958,000 in the year-ago quarter. The decrease was primarily attributed to the conclusion of a two-year collaboration with Hugo Boss that ended in fiscal 2024. The decrease was also due to an increase in SG&A, partially offset by lower marketing and advertising expenses. (See definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Cash, cash equivalents and restricted cash totaled $2.6 million at September 30, 2024, compared to $4.0 million at June 30, 2024. The decrease was primarily due to increased cash used in operating activities.

Fiscal First Six Months 2025 Financial Summary

Total net revenue decreased 3% to $2.7 million from $2.8 million in the same year-ago period. The decrease was primarily driven by a $2.0 million decline in collaborations revenue which was due to the two-year collaboration with Hugo Boss that concluded in fiscal year 2024.

Excluding the Hugo Boss collaboration in the fiscal first half of 2025, total net revenue was virtually flat at $4.81 million in the fiscal second half of 2025 versus $4.85 million in the same year-ago period.

eCommerce net revenue increased 3% to $2.1 million compared to $2.0 million in the year-ago period.

Wholesale revenue totaled $2.7 million, down 3% compared to $2.8 million in the year-ago period.

Gross profit decreased 35% to $2.4 million from $3.8 million in the year-ago period, and gross margin was 50.5% compared to 54.7% in the year-ago period. The decrease in gross profit and gross margin is attributed to the same reasons mentioned above for the fiscal second quarter of 2025.

Total operating expenses increased 24% to $8.4 million from $6.8 million in the year-ago period. The increase was primarily due to increased SG&A expenses, partially offset by decreased marketing and advertising expenses.

Net loss was $4.7 million or $(0.30) per basic and diluted share, compared to a net loss of $3.8 million or $(0.82) per basic and diluted share in the year-ago period.

Adjusted EBITDA was negative $4.9 million, compared to negative $2.9 million in the year-ago period. The decrease in adjusted EBITDA loss was primarily driven by the collaboration with Hugo Boss that concluded in fiscal 2024, plus an increase in SG&A that was offset by lower marketing and advertising expenses.

About Perfect Moment

The Perfect Moment brand was born in 1984 in the mountains of Chamonix, France. The Perfect Moment brand was relaunched by Max and Jane Gottschalk in 2012 and was acquired by the company in 2017 and 2018. Perfect Moment is a high-performance luxury skiwear and lifestyle brand. It blends technical excellence with fashion-forward designs, creating pieces that effortlessly transition from the slopes to the city, the beach, and beyond.

Initially the vision of extreme sports filmmaker and professional skier Thierry Donard, the brand was built on a sense of adventure that has sustained for over 20 years. Donard, fueled by his personal experiences, was driven by a desire to create pieces that offered quality, style and performance, pushing the wearer in the pursuit of every athlete’s dream: to experience ‘The Perfect Moment.’

In 2012, British-Swiss entrepreneurial couple Jane and Max Gottschalk took ownership of the brand. Under Jane’s creative direction Perfect Moment was injected with a new style focus, one that reignited the spirit of the heritage brand, along with a commitment to improving fit, performance and the use of best-in-class functional materials. As such, the designs evolved into distinct statement pieces synonymous with the brand as we know it today.

Today, the brand is available globally, online and via key retailers, including MyTheresa, Net-a-Porter, Harrods, Selfridges, Saks, Bergdorf Goodman and Neiman Marcus.

Learn more at www.perfectmoment.com.

Receipt of Audit Opinion with Going Concern Qualification

The audit opinion provided by the Perfect Moment’s independent registered public accounting firm, Weinberg & Company, P.A., relating to the company’s audited consolidated financial statements for the year ended March 31, 2024, included a going concern qualification. The financial statements were included in the company’s Annual Report on Form 10-K for the year ended March 31, 2024, which was filed with the Securities and Exchange Commission on July 1, 2024. The opinion of the company’s independent registered public accounting firm notes that the company incurred recurring losses, had a net loss and used cash in operations during the year ended March 31, 2024, and had an accumulated deficit at March 31, 2024. The company’s independent registered public accounting firm indicated in its opinion that these matters raise substantial doubt about the company’s ability to continue as a going concern.

The company’s ability to continue as a going concern for 12 months from the date these consolidated financial statements were available to be issued is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and to obtain additional capital financing. No assurance can be given that the company will be successful in its efforts to alleviate these conditions.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the section titled “Risk Factors” in the final prospectus for our initial public offering and in our Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Definition of Key Opinion Leaders

The company defines a key opinion leader (KOL) as a person who is considered an expert on a certain topic and whose opinions are respected by the public due to their trajectory and the reputation they have built. They are typically identified by their reach, social media following and stature. KOL may include but is not limited to celebrities, social media influencers, fashion models, contributors to media publications, and noted members of the fashion industry. There is no official listing or accreditation of KOLs, so the term is subjective, and therefore the list and definition may vary from company to company. The source of the KOLs, social media and audience reach statistics provided in this release are reports by the company’s public relations firm. No reliance should be made upon their accuracy or timeliness

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Six Months Ended September 30, 2024	Six Months Ended September 30, 2023

Revenues:
Wholesale	$2,678	$2,798	$2,731	$2,829
Wholesale Collaborations	-	2,024	-	2,024
Ecommerce	1,155	1,066	2,077	2,023
Total Revenue	3,833	5,888	4,808	6,876
Cost of goods sold	1,762	2,609	2,378	3,115
Gross Profit	2,071	3,279	2,430	3,761
Operating Expenses:
Selling, general and administrative expenses	3,923	2,693	7,223	5,176
Marketing and advertising expenses	705	888	1,158	1,597
Total operating expenses	4,628	3,581	8,381	6,773
Loss from operations	(2,557)	(302)	(5,951)	(3,012)
Interest expense	(188)	(392)	(194)	(766)
Foreign currency transaction gains/(losses)	1	(817)	13	(406)

Net loss	(2,744)	(1,511)	(6,132)	(4,184)
Other comprehensive gains/(losses)
Foreign currency translation gains/(losses)	21	739	7	351

Comprehensive loss	$(2,723)	$(772)	$(6,125)	$(3,833)

Net loss per share to common stockholders – basic and diluted	$(0.17)	$(0.29)	$(0.39)	$(0.82)
Weighted average number of common shares outstanding – basic and diluted	15,781,264	5,186,555	15,717,356	5,082,805

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2024	March 31, 2024
	unaudited
Assets
Current assets:
Cash and cash equivalents	$725	$7,910
Restricted cash	1,825	-
Accounts receivable, net	2,458	1,035
Inventories, net	5,331	2,230
Prepaid and other current assets	2,385	742
Total current assets	12,724	11,917
Non-current assets:
Property and equipment, net	413	502
Operating lease right of use asset	97	143
Other non-current assets	41	47
Total non-current assets	551	692
Total Assets	$13,275	$12,609

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$4,144	$1,584
Accrued expenses	2,338	2,697
Trade finance facility	906	-
Short-term borrowings, net of discount of $811	1,782	-
Operating lease obligations, current portion	82	101
Unearned revenue	1,328	420
Total current liabilities	10,580	4,802
Non-current liabilities:
Operating lease obligations, long-term portion	16	44
Total non-current liabilities	16	44
Total Liabilities	10,596	4,846

Shareholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2024 and March 31, 2024, respectively	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 15,962,889 and 15,653,449 shares issued and outstanding as of September 30, 2024 and March 31, 2024, respectively	1	1
Additional paid-in capital	57,865	56,824
Accumulated other comprehensive loss	(78)	(85)
Accumulated deficit	(55,109)	(48,977)
Total shareholders’ equity	2,679	7,763
Total Liabilities and Shareholders’ Equity	$13,275	$12,609

Use of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the Three months Ended		For the Six months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net loss, as reported	$(2,744)	$(1,511)	$(6,132)	$(4,184)

Adjustments:
Interest expense	189	392	194	766
Stock compensation expense	342	4	712	14
Amortization of pre-paid marketing and services	111	-	111	185
Depreciation and amortization	106	157	217	299
Total EBITDA adjustments	748	553	1,234	1,264
Adjusted EBITDA	$(1,996)	$(958)	$(4,898)	$(2,920)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.

Company Contact

Jeff Clayborne, CFO

Perfect Moment

Tel (315) 615-6156

Email contact

Investor Contact

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email contact